UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2009

ADAMA TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-148910	98-0552470
(Commission File Number)	(IRS Employer Identification No.)

c/o Aviram Malik
76/7 Zalman Shazar Street.
Hod Hasharon, Israel 45350
(Address of Principal Executive Offices, Zip Code)

972-(72) 2121324
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 5.02 of this Current Report is incorporated into this Item 3.02 by reference.

In connection with the resignation of Mr. Boaz Benrush and Mr. Oren Bar-nir Gayer (the “Resigning Directors”), from the Board of Directors (the “Board”) of Adama Technologies Corporation, a Delaware corporation (the “Registrant”), the Registrant has agreed that within twenty-one (21) days from the date of the Agreement (as defined below) to issue seven million (7,000,000) shares of its common stock to the Resigning Directors (the “Shares”), to be divided equally between the Resigning Directors, in consideration for the aggregate purchase price of US$7,000 or $0.001 per share. The purchase price will be deducted from the amount to be reimbursed to the Resigning Directors for fees incurred in performing their duties as directors of the Registrant.  The Shares were offered and will be issued in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act of 1933, as amended.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 Departure of Directors

On September 30, 2009, the Resigning Directors resigned from their positions as members of the Board of the Registrant. The Resigning Directors will also resign as directors of Adama Technologies (Israel) Ltd., an Israeli limited company (the “Subsidiary”), effective as of November __, 2009.  The Registrant is not aware of any disagreements between Resigning Directors and any other officer or director of the Registrant or the Subsidiary.

Departure of Officers

On September 30, 2009 and October 1, 2009, Mr. Boaz Benrush and Mr. Doron Latzer, respectively, (the “Resigning Officers”) resigned from their positions as officers of the Registrant. The Registrant is not aware of any disagreements between Resigning Officers and any other officer or director of the Registrant.

We are providing the Resigning Directors and the Resigning Officers with a copy of this current report concurrent with this filing.  Should any subsequent communications with them regarding their decision to resign reveal any disagreement between the Resigning Directors and the Resigning Officers, on one hand, and the Registrant, on the other hand, the Board or any executive officer of the Registrant regarding our operations, policies or practices, we will amend this report accordingly to disclose any such disagreement.

The Agreement

On October 1, 2009, the Board unanimously approved the Agreement between the Registrant and the Resigning Directors (the “Agreement”), pursuant to which the Resigning Directors resigned as members of the Board, from their positions as directors of the Subsidiary, and from performing their business development duties described in the Agreement dated July 22, 2009 by and between the Registrant and each of the Resigning Directors, a copy of which is filed as Exhibit 10.6 to the Current Report of Form 8-K, filed with the Securities and Exchange Commission on July 28, 2009.

In connection with the resignation of the Resigning Directors, the Registrant has agreed that within twenty-one (21) days from the date of the Agreement to issue the Shares, which will be divided equally between the Resigning Directors, in consideration for the aggregate purchase price of US$7,000 or $0.001 per share. The purchase price will be deducted from the amount to be reimbursed to the Resigning Directors for fees incurred in performing their duties as directors of the Registrant. The issuances of the Shares will be made pursuant to the Adama Technologies Corporation 2009 Employee Stock Incentive Plan, a copy of which is filed as Exhibit 10.8 to the Current Report of Form 8-K, filed with the Securities and Exchange Commission on July 28, 2009.. In accordance with the Agreement, the Shares will be issued to a trustee (the “Trustee”) on behalf of the Resigning Directors within twenty-one (21) days from the date of the Agreement and the Shares will be held by the Trustee for the appropriate holding period required by Section 102(b)(2) of the Israeli Income Tax Ordinance (Capital Gain Option Through a Trustee) and subject to requirements of Rule 144 of the Securities Act of 1933, as amended.

The Resigning Directors grants all voting rights of the Shares to the Chairman of the Board, as long as the shares are delivered to the Trustee and should the Registrant fail to issue the Shares within twenty-one (21) days from the date of the Agreement, a penalty of 3% of the value of the Shares shall be accessed per month.

The Registrant has also agreed to reimburse the Resigning Directors for out of pocket expenses incurred in connection with their business development activities in the aggregate amount of US$9,100. One-half of such amount shall be paid within 30 days from the date of the Agreement and the second half shall be paid within 60 days from the date of the Agreement. Should the Registrant fail to make such payments a penalty of 3% on the outstanding balance shall be accessed per month.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(a) Financial Statements of business acquired.	Not applicable
(b) Pro forma financial information.	Not applicable
(c) Exhibits

Exhibits

10.9	Agreement dated September 30, 2009 by and between Adama Technologies Corporation and each of Boaz Benrush and Oren Bar-nir Gayer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMA TECHNOLOGIES CORPORATION.

By:	/s/ Aviram Malik
Name:	Aviram Malik
Title:	President and Chief Executive Officer,

Date:  October 5, 2009